EXHIBIT 99.2


June 13, 2001

Research, Inc.
6425 Flying Cloud Drive
Eden Prairie, MN 55344

               Contacts:

               Brad Yopp
               Research, Inc.
               612/829-8391
               byopp@researchinc.com

               Joe Jennings
               The Sage Group, Inc.
               612/321-9897
               jennings@sagegrp.com


CLAUDE JOHNSON RETIRES AS PRESIDENT OF RESEARCH, INC.

Brad Yopp becomes President/Chief Financial Officer; Johnson continues as Board Chairman

     Eden Prairie, MN--Research, Inc. (Nasdaq: RESR) today announced that Claude Johnson has retired as President and Chief Executive Officer of the company, and has assumed the role of Chairman of the Board of Directors. Johnson has served as President and Chief Executive Officer since 1992. He joined Research, Inc. in 1974 as Controller and was promoted to Chief Financial Officer in 1986.

     Research Inc. also announced that Brad Yopp, who was previously Treasurer, has been named President/Chief Financial Officer (CFO) and will assume operating responsibility for the company. Prior to joining Research, Inc. in May of 2000, Yopp was CFO and Director of Finance and Administration at Ultra Pac, Inc. a wholly owned subsidiary of Ivex Packaging Corporation.

     As Chairman, Johnson will continue to be involved in the strategic direction of the company in an advisory role as well as in special projects.

     "I have enjoyed my 27 years at Research, Inc., and look forward to making that experience available in my new role as Chairman of the Board of Directors," Johnson commented. "While these are difficult times, we have charted the right course for Research, Inc. to move forward into the future. Now, I am pleased to turn operational responsibility over to Brad Yopp who has proven his executive capabilities admirably in the very challenging period we are coming through."

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     Yopp commented: "I am pleased to be assuming responsibility for Research
Inc. at this time. Moreover, I am confident that we have done and continue to do the right things to be well positioned for the future of the business, and we have a committed team of talented people to enable us to do it."

     Research, Inc. designs and manufactures complete product solutions based on its core competency: the precise control of heat. The company targets high-growth markets worldwide including printing (ink drying and paper transport systems) and plastics extrusion. Research, Inc. is headquartered in Eden Prairie, MN. The company's common stock trades on the Nasdaq SmallCap Market under the symbol: RESR. Additional news and information can be found on the company's Web site at www.researchinc.com.

     Statements contained here, other than historical data, may be forward-looking and subject to risks and uncertainties including, but not limited to, those set forth in the company's annual report, 10K, 10Q, and other SEC filings.